Exhibit 99.2
The Detroit Edison Company
Management’s Narrative Analysis of Results of Operations
Factors impacting income: Earnings of $55 million for the 2005 first quarter increased by $11 million as compared to the $44 million earned in the 2004 first quarter. As subsequently discussed, these results primarily reflect higher rates due to the November 2004 MPSC final rate order and lower operations and maintenance expenses, partially offset by increased depreciation and amortization expenses.

	Three Months Ended
	March 31
	2005	2004
(in Millions)
Operating Revenues	$990	$886
Fuel and Purchased Power	301	216

Gross Margin	689	670
Operation and Maintenance	321	343
Depreciation and Amortization	150	114
Taxes Other Than Income	69	68

Operating Income	149	145
Other (Income) and Deductions	69	79
Income Tax Provision	25	22

Net Income	$55	$44

Operating Income as a Percent of Operating Revenues	15%	16%

Gross margins increased $19 million in the 2005 first quarter. Operating revenues increased primarily due to rate increases as a result of the MPSC final rate order issued in November 2004 and the return of customers who in the comparable 2004 period participated in the Customer Choice program. Detroit Edison lost 13% of retail sales in the 2005 first quarter and 15% of such sales in the 2004 first quarter as a result of Customer Choice penetration. Operating revenues and fuel and purchased power costs increased in the 2005 first quarter compared to the 2004 first quarter reflecting a $3.46 per megawatt hour (MWh) (23%) increase in power cost which is a pass-through with the reinstatement of the PSCR. The increase in power supply cost is driven by higher purchase power rates, higher coal prices and increased power purchases due to an outage at our nuclear facility, Fermi 2, which was offline for 14 days during the 2005 first quarter. Pursuant to the MPSC final rate order, transmission expenses previously recorded in operation and maintenance expenses are now reflected in purchased power expenses. The PSCR mechanism provides related revenues for transmission expenses.

	Three Months Ended
	March 31
	2005	2004
Electric Sales
(in Thousands of MWh)
Retail	10,415	10,423
Wholesale and other	2,282	2,186

	12,697	12,609
Internal use and line loss	596	781

	13,293	13,390

Power Generated and Purchased
(in Thousands of MWh)
Power plant generation
Fossil	9,763	9,784
Nuclear	2,053	2,408

	11,816	12,192
Purchased power	1,477	1,198

System output	13,293	13,390

Average Unit Cost ($/MWh)
Generation (1)	$14.40	$12.88

Purchased power (2)	$49.30	$34.54

Overall average unit cost	$18.28	$14.82

(1)	Represents fuel costs associated with power plants.

(2)	Includes amounts associated with hedging activities.

Electric Deliveries
(in Thousands of MWh)
Residential	4,051	4,069
Commercial	3,364	3,491
Industrial	2,897	2,754
Wholesale	563	556
Other	104	109

	10,979	10,979
Electric Choice	1,722	1,975
Electric Choice — Self Generations*	192	167

Total Electric Deliveries	12,893	13,121

*	Represents deliveries for self generators who have purchased power from alternative energy suppliers to supplement their power requirements
Operation and maintenance expense decreased $22 million in the first quarter of 2005. Pursuant to the MPSC final rate order, merger interest is no longer allocated to Detroit Edison. The 2005 period also experienced lower benefit costs and lower uncollectible accounts receivable expense, partially offset by increased power plant outage expense, higher costs for the funding of low-income customer assistance fund and system reliability expenses.
Depreciation and amortization expense increased $36 million in the first quarter of 2005. The increase reflects the income effect of recording regulatory assets, which lowers depreciation and amortization expenses. The interim and final electric rate orders in 2004 recover PA 141 costs previously deferred as regulatory assets. As a result, the regulatory asset deferrals totaled $13 million in the first quarter of 2005 compared to $42 million in the first quarter of 2004.

Other income and deductions decreased $10 million primarily due to lower interest expense as a result of adjustments due to settlements related to tax audits.
Outlook – Future operating results are expected to vary as a result of external factors such as regulatory proceedings, new legislation, changes in market prices of power, coal and natural gas, plant performance, changes in economic conditions, weather, the levels of customer participation in the electric Customer Choice program and the severity and frequency of storms
We expect cash flows and operating performance will continue to be at risk due to the electric Customer Choice program until the issues associated with this program are resolved. We have addressed certain issues of the electric Customer Choice program in our revenue neutral February 2005 rate restructuring proposal. We cannot predict the outcome of these matters.
In conjunction with DTE Energy’s sale of the transmission assets of International Transmission Company (ITC) in February 2003, the Federal Energy Regulatory Commission (FERC) froze ITC’s transmission rates through December 2004. Annual rate adjustments pursuant to a formulistic pricing mechanism will result in an estimated increase in Detroit Edison’s transmission expense of $50 million annually, beginning in January 2005. Additionally, in a proceeding before the FERC, several Midwest utilities seek to recover transmission revenues lost as a result of a FERC order modifying the pricing of transmission service in the Midwest. During the first quarter of 2005 Detroit Edison recorded an estimated $9 million of additional expense. Detroit Edison anticipates additional expenses of approximately $1 million per month from April 2005 through March 2006. Detroit Edison is expected to incur an additional $15 million in 2005 for charges related to the implementation of Midwest Independent Transmission System Operator’s open market. Detroit Edison received rate orders in 2004 that allow for the recovery of increased transmission expenses through the PSCR mechanism.
See Note 3 – Regulatory Matters.

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